EXHIBIT 10.01

EMPLOYMENT AGREEMENT

     Technology Solutions Company, a Delaware corporation doing business as TSC, and Michael R. Gorsage (“Employee”) enter into this Employment Agreement (“Agreement”) as of May 6, 2004.

     In consideration of the agreements and covenants contained in this Agreement, TSC and Employee agree as follows:

     1. Employment Duties: TSC shall employ Employee as President, Chief Executive Officer, and Employee shall be elected by TSC’s Board of Directors as a Director. Employee shall perform all duties incident to the office of the President and such other duties as from time to time may be prescribed by the Board of Directors. Employee shall perform faithfully these duties to the best of his ability and shall devote his full and undivided business time and attention to the transaction of TSC’s business.

     2. Term of Employment: The term of employment (“Term of Employment”) covered by this Agreement shall commence as of the effective date of this Agreement and continue until terminated pursuant to Section 3 below.

     3. Termination: TSC may terminate Employee’s employment for any reason upon giving Employee 90 days notice of the termination. TSC may make such termination effective at any time within such 90 day notice period. TSC must, however, for two years following the effective date of his termination: continue to pay a salary to Employee, equal to 60% of his salary at the effective date of termination; and, continue to pay TSC’s share of Employee’s health insurance benefits. Notwithstanding the aforementioned, if Employee is terminated after he has been employed by TSC for two years, TSC’s salary continuation obligation shall be reduced to 50% of Employee’s salary at the effective date of termination for a period of two years. Employee shall be entitled to receive the salary and benefit payments without any mitigation obligations.

     TSC may terminate Employee’s employment and this Agreement immediately without notice and with no salary and benefit continuation if Employee engages in “Serious Misconduct.” For purposes of this Agreement, “Serious Misconduct” means embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities materially harmful to TSC’s reputation, willful refusal to perform or substantial disregard of Employee’s assigned duties (including, but not limited to, refusal to travel or work the requested hours), or any significant violation of any statutory or common law duty of loyalty to TSC. Employee may terminate his employment upon giving TSC 90 days prior written notice. Upon receiving notice, TSC may waive its rights under this paragraph and make Employee’s termination effective immediately or anytime before the 90 day notice period ends. Employee agrees that if and when his termination of employment with TSC becomes effective, he shall tender his resignation as a Director of TSC’s Board of Directors immediately thereafter, which tender may be accepted at the sole discretion of TSC’s Board of Directors.

     If following a Change in Control (which is defined as (i) the acquisition by any individual, entity or group, of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of the common stock of TSC; (ii) the approval of the stockholders of TSC of a merger, where immediately after the merger, persons who were the holders of a majority of TSC’s outstanding common stock immediately prior to the merger fail to own at least a majority of the outstanding common stock of the surviving entity in substantially the same proportions as their holdings of TSC common stock immediately prior to the merger; or, (iii) the sale of substantially all the assets of TSC other than to a corporation in which more that 60% of the outstanding shares are beneficially owned by the individuals and entities who are the beneficial owners of the Company stock prior to the acquisition, Employee’s title, position, duties, or salary is diminished and Employee provides notice of resignation within 90 days after the diminishment becomes effective which is thereafter accepted, or if Employee is ordered to relocate permanently from his residence as of the time of the Change in Control and Employee declines and is terminated, Employee shall be entitled to receive within (5) days following the acceptance of his resignation or his termination: Employee’s base salary as of the time of the Change in Control for one year; a bonus equal to the average annual bonus earned during the two years immediately preceding the Change in Control (which in no event shall be less that $150,000); and health insurance benefits for one year. Notwithstanding anything to the contrary in any of Employee’s stock option agreements, Employee’s unvested TSC shares at option shall vest automatically upon a Change in Control.

     If it appears reasonably likely that any of the payments to Employee provided for in this Agreement, together with any other payments which Employee has the right to receive from TSC or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Internal Revenue Code) of which TSC is a member, could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code), TSC shall retain an independent expert appraiser who shall determine the value of Employee’s non-compete which could be deducted when calculating the value of the parachute payment.

     4. Salary: As compensation for his services, TSC shall pay Employee a base salary in the amount listed in Exhibit A to this Agreement. Employee’s base salary shall be subject to annual review by the Compensation Committee of the Board of Directors and may, at their discretion, be adjusted upward from that listed in Exhibit A.

     5. Bonuses: The Compensation Committee of the Board of Directors may, at its sole discretion, elect to pay Employee an annual bonus pursuant to a plan similar to the plan covering TSC’s senior employees . If an annual bonus is to be paid, Employee is to receive 50% of his salary if he achieves his target objectives and 100% of his salary if he achieves his “stretch” objectives. The objectives are to be set by the Compensation

Committee of the Board. Notwithstanding the aforementioned, Employee shall be guaranteed a bonus of at least $150 thousand for 2004, payable when bonuses a would normally be paid in 2005.

     6. Employee Benefits: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, including group pension, life and health insurance and other medical benefits, and shall receive all other fringe benefits as TSC may make available generally to its Senior Vice Presidents.

     7. Business Expenses: TSC shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing his duties. Employee shall provide TSC with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and TSC. TSC’s determination as to reasonableness and necessary shall be final.

     8. Noncompetition and Nondisclosure: Employee acknowledges that the successful development and marketing of TSC’s professional services and products require substantial time and expense. Such efforts generate for TSC valuable and proprietary information (“Confidential Information”) which gives TSC a business advantage over others who do not have such information. Confidential Information of TSC and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; and computer software. Employee acknowledges that during the Term of Employment, he will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect TSC’s legitimate business interests without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

     (a) Upon termination of the Term of Employment for any reason, Employee shall return all TSC property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of TSC’s Confidential Information;

     (b) During the Term of Employment and subsequent to termination, Employee agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after Employee’s employment with TSC. Employee shall refrain from using or disclosing to any person, without the prior written approval of TSC’s Chief Executive Officer any Confidential Information unless at that time the information has become generally and lawfully known to TSC’s competitors;

     (c) Without limiting the obligations of paragraph 8(b), Employee shall not, for a period of one year following his termination of employment for any reason, for himself or as an agent, partner or employee of any person, firm or corporation, engage in the practice of consulting for any client of TSC for whom Employee performed services, or prospective TSC client to whom Employee submitted, or assisted in the submission of a proposal during the one year period preceding his termination of employment;

     (d) During a one year period immediately following Employee’s termination of employment for any reason, Employee shall not induce or assist in the inducement of any TSC employee away from TSC’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve TSC’s interests with undivided loyalty;

     (e) For one year following his termination of employment for any reason, Employee shall keep TSC currently advised in writing of the name and address of each business organization for which he acts as agent, partner, representative or employee.

     9. Remedies: Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 8 will constitute immediate and irreparable harm to TSC’s business advantage, including but not limited to TSC’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that TSC shall therefore be entitled to an order enjoining any further breaches by the Employee. In an action brought to enforce this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees incurred in connection with the enforcement of its rights under any provision of this Agreement.

     10. Intellectual Property: During the Term of Employment, Employee shall disclose to TSC all ideas, inventions and business plans which he develops during the course of his employment with TSC which relate directly or indirectly to TSC’s business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the property of TSC and that Employee shall at TSC’s request and cost, provide TSC with such assurances as is necessary to secure a patent or copyright.

     11. Assignment: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. TSC’s rights, duties or obligations under this Agreement may be assigned to a subsidiary or affiliated company of TSC and shall be binding upon any purchaser or transferee of a majority of TSC’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of TSC.

     12. Notices: All notices shall be in writing, except for notice of termination of employment, which may be oral if confirmed in writing within 14 days. Notices intended for TSC shall be sent by registered or certified mail addressed to it at 205 North Michigan Avenue, 15th Floor, Chicago, Illinois 60601 or its current principal office, and notices intended for Employee shall be either delivered personally to him or sent by registered or certified mail addressed to his last known address.

     13. Entire Agreement: With the exception of TSC’s Stock Option Agreement, this Agreement and Exhibit A attached hereto constitute the entire agreement between TSC and Employee. Neither Employee nor TSC may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties.

     14. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     15. Mediation of Disputes: Neither party shall initiate arbitration or other legal proceedings (except for any claim under Paragraph 8 of this Agreement for temporary injunctive relief), against the other party, or, in the case of TSC, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Employee’s employment with TSC, the termination of his employment or any or all other claims that one party might have against the other party until 30 days after the party against whom the claim[s] is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Employee and TSC further agree that if Respondent submits the claiming party’s claim to the Center for Public Resources, 680 Fifth Avenue, New York, New York 10019, for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) 90 days after the date on which the Respondent received written notice of the claimant’s claim.

     16. Binding Arbitration: Employee and TSC agree that all claims or disputes relating to his employment with TSC or the termination of such employment, and any and all other claims that Employee might have against TSC, any TSC director, officer, employee, agent, or representative, and any and all claims or disputes that TSC might have against Employee (except for any claims for temporary injunctive relief under Paragraph 8 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association. Any arbitration held pursuant to this paragraph shall be conducted at a mutually approved geographic location and all arbitration costs shall be shared equally by the parties. If either party pursues a claim and such claim results in an Arbitrator’s decision, both parties agree to accept such decision as final and binding. TSC and Employee agree that any action seeking temporary injunctive relief under Paragraph 8 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.

     17. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     18. Employee acknowledges that he has read, understood and accepts the provisions of this Agreement.

Technology Solutions Company		Employee

By:	/s/Timothy P. Dimond	/s/ Michael R. Gorsage

Position: Sr. Vice President and CFO

Date: May 6, 2004		Date: May 6, 2004

EXHIBIT A

EMPLOYEE: Michael R. Gorsage

POSITION: President, Chief Executive Officer, and Director

BASE SALARY: $350 Thousand Per Annum

EFFECTIVE DATE: May 6, 2004

/s/ Michael R. Gorsage

Michael R. Gorsage

May 6, 2004

Date

/s/ Timothy P. Dimond

Technology Solutions Company

May 6, 2004
Date